Exhibit 99.1

Contacts:

Investor Relations:

Angela White

ir@vistaprint.com

781-734-2480

Media Relations:

Manya Chait

publicrelations@vistaprint.com

781-547-6319

VistaPrint Reports Second Quarter of Fiscal Year 2007 Financial Results

•	Revenue rose 76 percent year over year

•	GAAP net income increased 52 percent year over year

•	Acquired 687,000 first-time customers in the quarter

•	64 percent of bookings came from repeat customers

•	34 percent of revenue came from non-US markets

Hamilton, Bermuda, January 25, 2006 — VistaPrint Limited (Nasdaq:VPRT), the leading online supplier of high-quality graphic design services and customized printed products to small businesses and consumers, today announced its financial results for the three month period ended December 31, 2006, the second quarter of its 2007 fiscal year.

Revenue for the quarter was $64.0 million, an increase of 76 percent when compared to revenue of $36.4 million in the same quarter of fiscal 2006.

Net income on a GAAP basis for the second quarter of fiscal 2007 was $8.3 million, which was 13 percent of revenue and $0.18 per share on a fully diluted basis. During the same quarter of the prior year, which ended December 31, 2005, the Company achieved net income on a GAAP basis of $5.5 million, which was 15 percent of revenue and $0.13 per share on a fully diluted basis.

On a non-GAAP basis, excluding share-based compensation expense, adjusted net income for the second quarter of fiscal 2007 was $10.1 million, 15.8 percent of revenue, and $0.22 per fully diluted share. During the same quarter of the prior year, non-GAAP adjusted net income was $5.8 million, 15.9 percent of revenue, and $0.13 per fully diluted share.

“VistaPrint saw another outstanding quarter,” said Robert Keane, president and chief executive officer. “We acquired over 687,000 first-time paying customers in the quarter and generated 64 percent of bookings from repeat customers, while non-US websites contributed 34 percent of revenue in the quarter. Each of these metrics matches or exceeds the Company’s previous records.” Continuing, Mr. Keane stated, “These and other operating metrics are a direct result of our past decisions to accelerate investment, and they affirm the value that VistaPrint delivers to our customers.”

“VistaPrint’s strong results validate our strategy of investing for growth, and going forward we expect to continue this strategy,” said Keane. “Our focus remains on the long term. We seek first and foremost to improve our customer value proposition, which is the foundation of our ability to grow in the future. We also believe that investing for growth will reinforce our scale-based competitive advantages.”

Financial Metrics:

•	Revenue grew to $64 million, a 76 percent increase over revenue of $36.4 million reported a year ago.

•	The second quarter of fiscal 2007 was the Company’s 26th consecutive quarter of organic sequential revenue growth.

•	Gross margin (revenue minus the cost of revenue) was 64.0 percent, compared to 67.9 percent a year ago.

•	Operating income was $8.5 million, or 13.3 percent of revenue, and reflected a 51 percent increase over the prior year’s level of $5.7 million.

•	GAAP net income was $8.3 million, or 13 percent of revenue, representing a 52 percent increase compared to $5.5 million during the same quarter last year.

•	Non-GAAP net income, which excludes share-based compensation expense, was $10.1 million, or 15.8 percent of revenue, and represents a 75 percent increase over the prior year’s level of $5.8 million.

•	Non-GAAP fully diluted earnings per share, which excludes share-based compensation expense, was $0.22, versus $0.13 a year ago.

•	The Company had $104 million in cash, cash equivalents and marketable securities as of December 31, 2006.

•	Capital expenditures in the second quarter were $16.5 million.

•	During the second quarter, the Company generated $14.1 million in cash from operations.

Operating Metrics:

•	Total number of customers served increased by 687,000 in the quarter ending December 31, 2006 to more than 8.5 million since the Company’s internet launch in May 2000.

•	Repeat customers generated 64 percent of total quarterly bookings, compared to 61 percent in the second quarter of the prior fiscal year.

•	Average daily order volume in the quarter exceeded 18,000, up 50 percent from approximately 12,000 orders on average per day in the prior fiscal year’s second quarter.

•	Advertising spending was $13.3 million or 20.8 percent of revenue.

•	Non-US markets contributed 34 percent of total revenue, up from 29 percent in the prior fiscal year period.

•	Average Order Value including revenue from shipping was $35.94, compared to $31.26 in the same quarter in the prior fiscal year.

•	Web site sessions were 34.3 million, a 23 percent increase over 27.8 million in the second quarter of fiscal 2006.

•	Conversion rates were 4.9 percent in the second quarter of fiscal 2007, compared to 4.0 percent recorded during same quarter in the prior year.

Growth Investments & Innovation:

•	Capital expenditures in the second quarter of fiscal 2007 totaled $16.5 million. 51 percent, or about $8 million, was related to additional off-set and digital production equipment to meet current and anticipated future demand with the remaining expenditures for expansion of facilities, IT infrastructure and equipment for new product initiatives and manufacturing automation.

•	Introduced new products including sticky-notes, compliment cards in four countries, and foil-accented holiday cards.

•	Awarded four US patents, bringing the worldwide total to 15, with over forty pending patent applications.

“VistaPrint continues to deliver strong financial results,” noted Chief Financial Officer Harpreet Grewal. “VistaPrint’s business model, large customer base, growing scale, investment in technology and multiple marketing channels are defining a financial and operating model that gives us confidence planning for high ongoing growth. Based on this, we are raising our revenue and earnings guidance for the fiscal year ending June 30, 2007 and also plan on accelerating capital investments in support of that growth.”

Financial Guidance as of January 25th 2007:

Based on current and anticipated levels of demand, the Company expects the following financial results for the third quarter and full year of fiscal 2007:

Revenue

•	For the third quarter of fiscal year 2007, ending March 31, 2007, the Company expects revenue to range from $67 million to $70 million.

•	For the full fiscal year ending June 30, 2007, the Company expects revenue to range from $250 million to $260 million.

Gross Margins

•	For the third quarter of fiscal year 2007, ending March 31, 2006, the Company expects gross margins to range from 62 percent to 65 percent.

•	For the full fiscal year ending June 30, 2007, the Company expects gross margins to range from 63 percent to 65 percent.

GAAP Fully-Diluted Earnings Per Share

•	For the third quarter of fiscal year 2007, ending March 31, 2007, the Company expects GAAP fully-diluted earnings per share to range from $0.14 to $0.16.

•	For the full fiscal year ending June 30, 2007, the Company expects GAAP fully-diluted earnings per share to range from $0.56 to $0.61.

Non-GAAP Fully-Diluted Earnings Per Share

•	For the third quarter of fiscal year 2007, ending March 31, 2007, the Company expects non-GAAP fully-diluted earnings per share, excluding share-based compensation expense, to range from $0.18 to $0.20.

•	For the full fiscal year ending June 30, 2007, the Company expects non-GAAP fully-diluted earnings per share, excluding share-based compensation, to range from $0.73 to $0.78

Capital Expenditures

Given current and anticipated demand, the Company expects to increase its capital expenditures beyond previously announced guidance.

•	For Q3 of fiscal year 2007, ending March 31, 2006, the Company expects to make capital expenditures of $21 to $25 million.

•	For the fiscal year ending June 30, 2007, the Company expects to make capital expenditures of approximately 25 to 27 percent of FY 2007 revenue, which translates to between $63 and $70 million given revenue guidance of $250 to $260 million. Previously unplanned land purchases in the second half of FY 2007 resulting from increasing growth rates and the need to expand manufacturing facilities account for a large part of the higher capital expenditures as a percent of FY 2007 revenue versus prior capital expenditure guidance. Prior capital expenditure guidance was 22 to 24 percent of FY 2007 revenue.

The foregoing guidance supersedes any guidance previously issued by the Company for the third quarter of fiscal 2007 and for the full fiscal year ending June 30, 2007. All such previous guidance should no longer be relied upon.

At approximately 4:15 p.m. (EST) on January 25th, 2007 VistaPrint will post, on the investor relations section of www.vistaprint.com, a link to a pre-recorded audio visual end-of-quarter presentation along with a downloadable transcript of the prepared remarks that accompany that presentation. At 5:00 p.m. (EST) there will be a Web cast of a live Q&A session with VistaPrint management. Links to this Q&A session will also be posted on the investor relations section of the Company’s Web site. A replay of the Q&A session will be available on the Company’s Web site following the call on January 25th, 2007.

About non-GAAP financial measures

To supplement VistaPrint’s consolidated financial statements presented in accordance with U.S. generally accepted accounting principles or GAAP, VistaPrint uses the following measures defined as non-GAAP financial measures by the SEC: non-GAAP adjusted net income and non-GAAP adjusted net income per diluted share. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the table captioned “Reconciliations of Non-GAAP Financial Measures” included at the end of this release.

VistaPrint’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenses that may not be indicative of our core business operating results. VistaPrint believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing VistaPrint’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to VistaPrint’s historical performance and our competitors’ operating results. VistaPrint believes these non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making. Management uses these supplemental measures to evaluate performance period over period and to analyze the underlying trends in the Company’s business and to establish operational goals and forecasts that are used in allocating resources.

VistaPrint expects to compute its non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. The accompanying table has more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliation between these financial measures. The item excluded from the non-GAAP measurements is share-based compensation expense.

Share-based compensation expense

VistaPrint adopted SFAS 123(R), Share-Based Payments, on July 1, 2005 and began expensing the fair value of share option grants issued to employees and directors. Prior to that date, the Company had accounted for share option grants under the provisions of APB No. 25, Accounting for Stock Issued to Employees, and therefore had not recorded any compensation expense related to such grants. Management has excluded share-based compensation expense from the non-GAAP measurements for fiscal year 2006 and 2007 to facilitate comparison and analysis to historical performance and our competitors’ operating results.

Although management believes that these non-GAAP financial measures are helpful to understanding the Company’s financial performance, to gain a complete picture of all effects on the Company’s profit and loss from any and all events, investors should rely upon the GAAP statement of operations.

About VistaPrint

VistaPrint Limited (NASDAQ:VPRT) is the leading online supplier of high-quality graphic design services and customized printed products to small businesses and consumers. VistaPrint offers custom designed, full-color, low-cost printed products in small quantities. Over 8 million small businesses and consumers have already chosen VistaPrint for products ranging from business cards and brochures to invitations and thank you cards. Products are printed at our two state-of-the-art plants in North America and Europe that total over 200,000 square feet of production space. A global company, VistaPrint employs more than 700 people and operates 17 localized web sites serving over 120 countries around the world. A broad range of design options are available online at www.vistaprint.com. VistaPrint’s printed products are satisfaction guaranteed.

VistaPrint, the VistaPrint logo and VistaPrint.com are registered trademarks of VistaPrint. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.

This press release contains information about future expectations, plans and prospects of our management that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning the expected growth and development of our business including the financial guidance set forth under the heading “Financial Guidance (as of January 25, 2007)”, our operating performance, our margins, our market position, our reinvestment program, and our ability to successfully attract and retain customers. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, our ability to attract customers and to retain customers and to do so in a cost-effective manner, willingness of purchasers of graphic design services and printed products to shop online, failure of our investments, unexpected increases in our use of funds, failure to increase our revenue and keep our expenses consistent with revenue, failures of our web sites or network infrastructure, failure to maintain the prices we charge for our products and services, the inability of our manufacturing operations to meet customer demand, and other factors that are discussed in our Annual Report on Form 10-K for the year ended June 30, 2006, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, and other documents periodically filed with the SEC.

In addition, the statements in this press release represent our expectations and beliefs as of the date of this press release. We anticipate that subsequent events and developments may cause these expectations and beliefs to change. We specifically disclaim any obligation to update any forward-looking statements. These forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this press release.

Financial Tables to Follow

VistaPrint Limited

Consolidated Balance Sheets

	December 31, 2006	June 30, 2006
	(Unaudited) (In thousands, except share and per share data)
Assets
Current assets:
Cash and cash equivalents	$57,065	$64,653
Marketable securities	47,091	43,474
Accounts receivable, net of allowances of $42 and $50 at December 31, 2006 and June 30, 2006, respectively	2,048	1,465
Inventory	1,401	1,407
Prepaid expenses and other current assets	4,670	3,564

Total current assets	112,275	114,563
Property, plant and equipment, net	77,054	50,311
Software and web site development costs, net	2,939	2,417
Patents	1,347	1,417
Deferred tax asset	346	435
Deposits, image licenses and other noncurrent assets	4,092	2,249

Total assets	$198,053	$171,392

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$4,739	$6,240
Accrued expenses	20,083	13,716
Deferred revenue	1,330	1,924
Current portion of long-term debt	3,182	2,482

Total current liabilities	29,334	24,362
Long-term debt	23,159	23,046
Shareholders’ equity:
Common shares, par value $0.001 per share, 500,000,000 shares authorized at December 31, 2006 and June 30, 2006, respectively; 42,252,264 and 41,500,750 shares issued and outstanding at December 31, 2006 and June 30, 2006, Respectively	42	42
Additional paid-in capital	152,957	146,354
Accumulated deficit	(8,717)	(23,077)
Accumulated other comprehensive income	1,278	665

Total shareholders’ equity	145,560	123,984

Total liabilities and shareholders’ equity	$198,053	$171,392

VistaPrint Limited

Consolidated Statements of Operations

	Three Months Ended December 31,		Six Months Ended December 31,
	2006	2005	2006	2005
	(Unaudited) (in thousands, except share and per share data)
Revenue	$64,034	$36,366	$114,037	$65,264

Cost of revenue (1)	23,072	11,677	40,058	22,977
Technology and development expense (1)	6,430	3,570	11,948	6,546
Marketing and selling expense (1)	21,338	12,836	37,845	22,402
General and administrative expense (1)	4,670	2,629	9,448	4,290

Income from operations	8,524	5,654	14,738	9,049
Interest income	1,163	749	2,324	884
Other income (expenses), net	58	(119)	(99)	(201)
Interest expense	482	259	944	485

Income from operations before income taxes	9,263	6,025	16,019	9,247
Income tax provision	951	559	1,659	880

Net income	$8,312	$5,466	$14,360	$8,367

Net income attributable to common shareholders:
Basic	$8,312	$5,466	$14,360	$6,022
Diluted	$8,312	$5,466	$14,360	$6,096

Basic net income per share	$0.20	$0.14	$0.34	$0.23

Diluted net income per share	$0.18	$0.13	$0.32	$0.21

Weighted average common shares outstanding - basic	42,071,559	39,956,666	41,876,859	25,858,807

Weighted average common shares outstanding - diluted	45,202,495	43,651,712	44,925,124	28,984,394

(1)	Share-based compensation is allocated as follows:

	Three Months Ended December 31,		Six Months Ended December 31,
	2006	2005	2006	2005
	(Unaudited) (in thousands)
Cost of revenue	$115	$31	$182	$32
Technology and development expense	620	148	1,033	152
Marketing and selling expense	445	35	718	38
General and administrative expense	621	112	1,135	117

	$1,801	$326	$3,068	$339

VistaPrint Limited

Reconciliations of Non-GAAP Financial Measures

	Three Months Ended December 31,		Six Months Ended December 31,
	2006	2005	2006	2005
	(Unaudited) (in thousands, except per share data)
Non-GAAP adjusted net income reconciliation:
Net income	$8,312	$5,466	$14,360	$6,096
Add back:
Share-based compensation expense	1,801	326	3,068	339

Non-GAAP adjusted net income	$10,113	$5,792	$17,428	$6,435

Non-GAAP adjusted net income per diluted share reconciliation:
Net income per diluted share	$0.18	$0.13	$0.32	$0.21
Add back:
Share-based compensation expense	0.04	—	0.07	0.01

Non-GAAP adjusted net income per diluted share	$0.22	$0.13	$0.39	$0.22

VistaPrint Limited

Consolidated Statements of Cash Flows

	Six Months Ended December 31,
	2006	2005
	(in thousands) (Unaudited)
Operating activities
Net income	$14,360	$8,367
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,150	3,622
Loss on disposal of equipment	286	—
Share-based compensation expense	3,068	339
Deferred taxes	89	315
Changes in operating assets and liabilities:
Accounts receivable	(557)	119
Inventory	25	(225)
Prepaid expenses and other assets	(2,697)	(1,471)
Accounts payable	(2,195)	(1,002)
Accrued expenses and other current liabilities	5,932	4,265

Net cash provided by operating activities	24,461	14,329

Investing activities
Purchases of property, plant and equipment	(30,533)	(8,932)
Proceeds from sale of equipment	196	—
Purchases of marketable securities	(31,365)	(30,475)
Sales of marketable securities	27,480	275
Capitalization of software and website development costs	(1,778)	(867)

Net cash used in investing activities	(36,000)	(39,999)

Financing activities
Proceeds from long-term debt	1,630	5,405
Repayment of long-term debt	(1,026)	(482)
Payment of offering costs	—	(1,376)
Net proceeds from public offering	—	61,380
Proceeds from issuance of common shares	3,256	516

Net cash provided by financing activities	3,860	65,443

Effect of exchange rate changes on cash	91	(67)

Net increase (decrease) in cash and cash equivalents	(7,588)	39,706

Cash and cash equivalents at beginning of period	64,653	26,402

Cash and cash equivalents at end of period	$57,065	$66,108

Supplemental Noncash Financing Activities
Accretion of preferred shares	$—	$1,295